                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Income Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                    Votes      Votes
         Matter                                      For      Against
         ------                                   ---------- ---------
         (1). James T. Bunch..................... 18,454,120 1,138,366
              Bruce L. Crockett.................. 18,458,847 1,133,639
              Rodney F. Dammeyer................. 18,440,060 1,152,426
              Jack M. Fields..................... 18,449,950 1,142,536
              Martin L. Flanagan................. 18,456,009 1,136,477
              Carl Frischling.................... 18,452,270 1,140,216

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by holders of Common Shares and Preferred Shares voting separately.

(2bi). Approval of an Agreement and Plan of Merger that provides for Invesco Value Municipal Bond Trust to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

(2bii). Approval of an Agreement and Plan of Merger that provides for Invesco Value Municipal Securities to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

(2biii). Approval of an Agreement and Plan of Merger that provides for Invesco
         Value Municipal Trust to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                            Votes     Votes   Votes   Broker
 Matters                                     For     Against Abstain Non-Votes
 -------                                  ---------- ------- ------- ---------
 (1).    Common Shares................... 10,860,317 589,821 405,041 2,880,827
         Preferred Shares................        712       0       0         0
 (2bi).  Common Shares................... 10,651,831 736,289 467,059 2,880,827
         Preferred Shares................        712       0       0         0
 (2bii). Common Shares................... 10,655,308 742,092 457,779 2,880,827
         Preferred Shares................        712       0       0         0
 (2biii).Common Shares................... 10,609,010 784,267 461,902 2,880,827
         Preferred Shares................        712       0       0         0

The advisory fee proposal was adjourned until September 25, 2012. Results from the adjourned meeting will be reflected in the next report to shareholders.